Exhibit 99.1

FOR RELEASE AT 3:00 CDT

Contact: Pat Hansen
Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL FIRST QUARTER RESULTS

Milwaukee, Wisconsin – October 9, 2003 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported sales and operating results for the fiscal first quarter ended September 28, 2003.

Net sales for the three months ended September 28, 2003 were $44.4 million compared to net sales of $47.9 million for the three months ended September 29, 2002. Net income was $3.6 million, compared to $4.2 million in the prior year quarter. Diluted earnings per share for the three months ended September 28, 2003, were $.94 compared to $1.06 in the prior year quarter.

STRATTEC’s sales in the current quarter compared to the prior year quarter were lower by approximately $3.5 million. Overall lower customer vehicle production reduced sales in the current quarter by approximately $4.7 million. To a lesser degree, sales were also negatively impacted by discontinued models and pre-programmed price decreases. These negative factors were partially offset by new program sales and increased content on existing products.

During the current quarter, sales to General Motors Corporation were $12.6 million compared to $14.7 million in the prior year’s quarter, Delphi Corporation at $7.0 million compared to $6.7 million, DaimlerChrysler Corporation at $8.8 million compared to $8.3 million, Ford Motor Company at $7.9 million compared to $9.4 million, and Mitsubishi Motor Manufacturing of America, Inc. at $1.7 million compared to $2.4 million.

Gross profit margin was 23.5 percent in the current quarter compared to 23.7 percent in the prior year quarter. The decrease in gross profit margin was attributed to lower customer vehicle production volumes offset by the Company’s ongoing cost reduction initiatives along with a favorable Mexican peso to U.S. dollar exchange rate.

Operating expenses were $4.9 million in the current quarter, compared to $4.6 million in the prior year quarter.

During the quarter, the Company contributed $5.0 million to its Pension Fund and repurchased 8,000 STRATTEC SECURITY CORPORATION shares under the Company’s stock repurchase program at a cost of $421,000. In addition, the Company’s Board of Directors on October 7, 2003 authorized the repurchase of an additional 200,000 shares (approximately 5% of currently outstanding shares) under its ongoing stock repurchase program. Shares may be repurchased from time to time in open market transactions and will be held as Treasury Shares.

At the Company’s 2003 Annual Meeting held October 7, 2003, STRATTEC shareholders re-elected Mr. Harold M. Stratton II and Mr. Robert Feitler to the company’s Board of Directors for additional three-year terms.

STRATTEC SECURITY CORPORATION designs, develops, manufactures and markets mechanical locks, electro-mechanical locks and related access control products for North American and global automotive manufacturers.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no

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obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

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STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	First Quarter Ended
	September 28, 2003	September 29, 2002

	(Unaudited)

Net Sales	$44,420	$47,906

Cost of Goods Sold	33,962	36,553

Gross Profit	10,458	11,353

Engineering, Selling & Administrative Expenses	4,918	4,611

Income from Operations	5,540	6,742

Interest Income	89	98

Other Income (Expense), Net	102	(203)

	5,731	6,637

Provision for Income Taxes	2,149	2,456

Net Income	$3,582	$4,181

Earnings Per Share:
Basic	$.95	$1.08

Diluted	$.94	$1.06

Average Basic Shares Outstanding	3,760	3,877

Average Diluted Shares Outstanding	3,818	3,946

Other:
Capital Expenditures	$1,096	$797
Depreciation & Amortization	$2,017	$1,963

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STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	September 28, 2003	June 29, 2003

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$26,359	$29,902
Receivables, Net	31,006	31,173
Inventories	9,231	7,884
Other current assets	11,965	12,127

Total Current Assets	78,561	81,086
Deferred Income Taxes	1,973	1,973
Investment in Joint Venture	1,201	1,141
Property, Plant and Equipment, Net	32,851	33,894

	$114,586	$118,094

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$15,578	$13,990
Other	11,848	15,819

Total Current Liabilities	27,426	29,809
Accrued Pension and Post Retirement Obligations	14,804	19,190
Shareholders’ Equity	173,631	169,953
Less: Treasury Stock	101,275	100,858

Total Shareholders’ Equity	72,356	69,095

	$114,586	$118,094

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